EXHIBIT 3(ii)(c)
FBL FINANCIAL GROUP, INC.
5400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266
(515) 226-6340
March 18, 2009
CERTIFICATE of SECRETARY
Amendment to the Second Restated Bylaws of FBL Financial Group, Inc.
Please be advised that attached hereto are true and correct copies of Sections 1.2 and 1.5 of the Second Amended Bylaws of FBL Financial Group, Inc., as amended by the Board of Directors of the Company by unanimous vote at a regularly scheduled meeting held February 18, 2009.
IN WITNESS WHEREOF, I have executed this Certificate this 18th day of March, 2009.

/s/ RICHARD J. KYPTA
Richard J. Kypta
Executive Vice President — Life and Secretary

February 18, 2009 Amendments to the Second Restated Bylaws of FBL Financial Group, Inc.
Sections 1.2 and 1.5 are amended to read as follows:
1.2 Annual Meetings. The annual meeting of the shareholders shall be held on the second Friday in the month of May in each year, at the hour of 9:00 a.m., at the principal office of the Corporation, or at such other date, time and place as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice of the meeting, for the purpose of electing directors and transacting such other business as may properly come before the meeting. If the day fixed for the annual meeting is a legal holiday, such meeting shall be held on the next succeeding business day.
     At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, at the principal executive offices of the Corporation. To be timely, a shareholder’s notice shall be delivered not less than 120 days prior to the first anniversary of the prior year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the prior year’s meeting date, notice by the shareholder, to be timely, must be so delivered not later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.
     Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (A) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owners; and (iii) in the event that such business includes a proposal to amend either the Articles of Incorporation or the Bylaws of the Corporation, the language of the proposed amendment. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with this paragraph, and the Chairman of the Board or other person presiding at an annual meeting of shareholders, may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures. For the purposes of this paragraph “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition to the provisions of this paragraph, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
     1.5 Director Nomination Bylaw. Nominations of persons for election as Class A Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of Class A Directors. Any shareholder entitled to vote for the election of Class A Directors may nominate a person or persons for election as director only if written notice of such shareholder’s intent is delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of shareholders, not less than 120 days prior to the first anniversary of the prior year’s annual meeting, or as set out below, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, not later than 10 days following the date on which public announcement (as hereinafter defined) of the date of such meeting is first made. For the purposes of this Bylaw “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date of the prior year’s annual meeting, notice by the shareholder must be delivered not later than 90 days prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the foregoing sentence to the contrary, in the event that the number of Class A Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made.
     Such shareholder’s notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and the name, address, age and principal occupation or employment of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Class A Common Stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number and class of shares of the Corporation which are owned by such shareholder and the beneficial owner, if any, and the number and class of shares, if any, beneficially owned by the nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee that is required to be disclosed in connection with the solicitation of proxies for the election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if nominated). The Chairman of the Board or other person presiding at a meeting of shareholders, may refuse to acknowledge the nomination of any person not made in accordance with the procedures prescribed by these Bylaws, and in that event the defective nomination shall be disregarded.